As filed with the Securities and Exchange Commission on    March 29, 2012

Registration No.    333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LIBERATOR, INC.
(Exact name of registrant as specified in its charter)

Florida	59-3581576
(State or other jurisdiction of incorporation or organization)	(I. R. S. Employer Identification No.)

2745 Bankers Industrial Drive Atlanta, GA	30360
(Address of Principal Executive Offices)	(Zip Code)

2009 Stock Option Plan
(Full title of the plan)

Louis S. Friedman President and Chief Executive Officer 2745 Bankers Industrial Drive Atlanta, GA 30360 (770) 246-6400
(Name, address, including zip code, and telephone number, including area code of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common stock, par value $0.01 per share (2)(3)	5,000,000	$0.18	$900,000	$102.60

(1)	Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1933, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the bid and asked price as of a specified date within five business days prior to the date of filing of the registration statement.
(2)	Includes 3,007,500 shares underlying outstanding options and 1,992,500 shares underlying plan grants which may be made in the future.
(3)	To the extent permitted by Rule 416, this registration statement also covers such additional number of shares of common stock as may be issuable as a result of the anti-dilution provisions of the options granted under the 2009 Stock Option Plan in the event of stock splits, stock dividends or similar transactions.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This registration statement relates to separate prospectuses.

Items 1 and 2 of this Part I, and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Form S-8, constitute the first prospectus relating to issuances to our employees, directors, consultants and others of up to 5,000,000 shares of common stock pursuant to our 2009 Stock Option Plan.  Pursuant to the requirements of Form S-8 and Rule 428, we will deliver or cause to be delivered to plan participants any required information as specified by Rule 428(b)(1).  The second prospectus, referred to as the reoffer prospectus, relates to the reoffer or resale of any shares that are deemed to be control securities or restricted securities under the Securities Act of 1933, as amended.

PROSPECTUS

Item 1.            Plan Information.

On October 16, 2009, the Company’s Board of Director approved the 2009 Stock Option Plan (the “Plan”), and it was approved by a majority vote of the shareholders on October 19, 2009. The Plan reserves a total of 5,000,000 shares of common stock for issuance under the Plan. On that date, the Board of Directors also approved the grant of 1,077,000 stock options to 80 employees, including one officer of the Company.  On December 15, 2010, the Board of Directors approved the grant of 1,101,000 stock options to 84 employees, including one officer of the Company. On December 3, 2011, the Board of Directors approved the grant of 1,488,000 stock options to 89 employees, including two officers of the Company. All of these options have a five year term and are exercisable at 25% a year, beginning on the first anniversary of the grant date.  As of December 31, 2011, 1,992,500 shares of common stock were available for grant under the Company’s Plan. As of the date of this prospectus, none of the shares underlying the options have been issued.

Item 2.            Registrant Information and Employee Plan Annual Information.

We will provide without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this registration statement.  These documents are incorporated by reference in the Section 10(a) prospectus.  We will also provide without charge, upon written or oral request, all other documents required to be delivered to recipients pursuant to Rule 428(b).  Any and all such requests shall be directed to Liberator, Inc. at our principal office at 2745 Bankers Industrial Drive, Atlanta, GA 30360, telephone number (770) 246-6400.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person has been authorized by us to give any information or to make any representation other than as contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us.  Neither the delivery of this prospectus nor any distribution of the shares of common stock issuable under the terms of the 2009 Stock Option Plan shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

                Our principal offices are located at 2745 Bankers Industrial Drive, Atlanta, GA 30360 and our telephone number at that location is (770) 246-6400.  Our fiscal year end is June 30.  Information which appears on our web sites at www.liberator.com www.liberator-ir.com , or www.studiooneup.com is not part of this prospectus.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

REOFFER PROSPECTUS

LIBERATOR, INC.

5,000,000 Shares of Common Stock

This prospectus forms a part of a registration statement, which registers an aggregate of 5,000,000 shares of common stock issued or issuable from time-to-time under the Liberator, Inc. 2009 Stock Option Plan.

This prospectus also covers the resale of shares granted under the 2009 Stock Option Plan by persons who are our "affiliates" within the meaning of federal securities laws.  Affiliated selling security holders may sell all or a portion of the shares from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and at market prices prevailing at the time of such sales or at negotiated prices, but which may not exceed 1% of our outstanding common stock.

We will not receive any proceeds from sales of shares by selling security holders.

For a description of the plan of distribution of these shares, please see page 14 of this prospectus.

Our common stock is included for trading on the OTC Bulletin Board under the symbol LUVU.  On March 27, 2012 the last sale price of our common stock was $0.17.

____________________

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus to read about the risks of investing in our common stock.

____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 28, 2012

When used herein, the terms “Liberator,” "we," "our," and "us" refers to Liberator, Inc.., a Florida corporation, and our subsidiaries.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file reports, proxy statements and other information with the Securities and Exchange Commission (SEC).  Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov.  You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by us with the SEC are incorporated herein by reference and made a part hereof:

Annual Report on Form 10-K for the year ended June 30, 2011,
Quarterly Report on Form 10-Q for the period ended September 30, 2011
Current Report on Form 8-K as filed on October 24, 2011,
Current Report on Form 8-K as filed on October 31, 2011,
Current Report on Form 8-K as filed on November 21, 2011,
Quarterly Report on Form 10-Q for the period ended December 31, 2011,
Current Report on Form 8-K as filed on January 6, 2012,
Current Report on Form 8-K as filed on February 15, 2012,
Current Report on Form 8-K as filed on February 23, 2012,

In addition, all reports and documents filed by us pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents.  Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents.  Written requests for such copies should be directed to Chief Financial Officer, Liberator, Inc., at 2745 Bankers Industrial Drive, Atlanta, GA 30360, telephone number (770) 246-6400.

OUR COMPANY

We are a vertically integrated manufacturer that designs, develops and markets products and accessories that enhance intimacy. Liberator is also a nationally recognized brand trademark, brand category and a patented line of products commonly referred to as sexual positioning shapes and sex furniture. We are an integrated multi-channel, multi-brand direct-to-consumer retailer, distributor and wholesaler that also operates the Liberator brand website. We conduct our manufacturing, distribution and all administrative functions from a 140,000 square foot facility in Atlanta, Georgia.

We believe our Liberator customer base consists primarily of affluent, college educated couples that buy Liberator to enhance bedroom play and/or to improve sexual performance which may be inhibited by age and/or physical limitations.

The Company conducts direct to consumer business through its owned and managed website URL’s www.liberator.com and the Liberator exhibition and concept store within our factory.

Through our wholly-owned subsidiary, OneUp Innovations Inc. (“OneUp”), we conduct wholesale business for Liberator products through five primary channels: (1) adult and female friendly retailers and specialty boutiques, (2) e-tailers who sell our products through adult, mass market, drug and other sites offering sexual wellness products, (3) adult “toy” home party businesses, (4) mail order catalogers, and (5) distributors of adult / sexual wellness products. These wholesale accounts have approximately 1,000 retail locations and/or websites in the United States and Canada. We have a growing number of retailers who are also adding a dedicated Liberator exhibition concept to their merchandising space. We also sell internationally under exclusive license and manufacturing agreements.

Under OneUp, we also function as an exclusive resale distributor of the Tenga brand sold through the same wholesale and direct-to-consumer channels as branded Liberator products. For the year ended June 30, 2011, this product line represented approximately fourteen percent of our consolidated net sales.

 In addition, the Company sells a line of contemporary beanbag seating under the Jaxx brand. Jaxx is an offshoot from Liberator manufacturing as it provides additional revenue from repurposing our polyurethane foam trim into shredded beanbag fill. The Jaxx product line and accessory products are sold through the following four wholesale channels: (1) beanbag e-tailers, (2) mass market and drug, (3) mail order catalogers, and (4) retail furniture stores. The Company also owns and manages a website under the URL www.studiooneup.com for direct to consumer sales. For the year ended June 30, 2011, this product line represented approximately ten percent of our consolidated net sales.

Unless the context requires otherwise, all references in this report to the “Company,” “Liberator,” “we,” “our,” and “us” refers to Liberator, Inc. and its subsidiaries.

Our executive offices are located at 2745 Bankers Industrial Dr., Atlanta, GA 30360; our telephone number is +1-770-246-6400.

RISK FACTORS

An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our common stock.

We have a history of significant operating losses and we may incur additional losses in the future.

We have historically generated significant operating losses.  As of December 31, 2011, we had an accumulated deficit of approximately $7,139,605.  We had net losses of approximately $801,252 for the twelve months ended June 30, 2011 and a net loss of $1,033,952 for the fiscal year ended June 30, 2010.  For the six months ended December 31, 2011, we had a net loss of $132,986. We expect our operating expenses will continue to increase during the next several years as a result of the promotion of our products and the expansion of our operations, including the launch of new products, the opening of one or more stand-alone retail stores and entering into acquisitions, strategic alliances and joint ventures.  If our revenue does not grow at a substantially faster rate than these expected increases in our expenses or if our operating expenses are higher than we anticipate, we may not be profitable and we may incur additional losses, which could be significant.

We must dedicate significant resources to market our products to consumers.

We plan to continue to dedicate significant resources to market our products to consumers and create awareness of the benefits of our products. Although our prior advertising campaigns have generally been successful, there is no assurance that our future marketing programs will achieve the desired results. Failure to achieve the desired success in our marketing programs may have a material adverse effect on our business, financial condition and results of operations.

Our quarterly operating results may fluctuate significantly and you should not rely on them as an indication of our future results.

Our future revenues and results of operations may fluctuate significantly due to a combination of factors, many of which are outside of our control. The most important of these factors include:

•	seasonality;
•	the timing and effectiveness of our marketing programs;
•	the timing and effectiveness of capital expenditures;
•	our ability to enter into or renew marketing agreements with other sexual wellness companies; and
•	competition.

We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenue in relation to our expenses, our operating results will suffer. Our operating results for any particular quarter may not be indicative of future operating results. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is possible that, in future periods, our results of operations may be below the expectations of investors.

Consumer spending on sexual wellness products and other products we sell may vary with general economic conditions. If general economic conditions deteriorate and our customers have less disposable income, consumers will likely spend less on our products and our quarterly operating results will suffer.

 Our business, financial condition and results of operations may be adversely affected by unfavorable economic and market conditions.

Changes in global economic conditions could adversely affect the profitability of our business.  If economic and market conditions in the United States or other key markets, remain unfavorable or persist, spread or deteriorate further, we may experience an adverse impact on our business, financial condition and results of operation.  In addition, the current or future tightening of credit in financial markets could result in a decrease in demand for our products. The demand for entertainment and leisure activities tends to be highly sensitive to consumers’ disposable incomes, and thus a decline in general economic conditions may lead to our customers and potential new customers having less discretionary income to spend.  This could lead to a reduction in our revenue and have a material adverse effect on our operating results. In addition, any significant increase in the cost of raw materials, utilities, wages, transportation costs and other production costs could have a material adverse effect on our business, financial condition and results of operations.

Our operating results will suffer if sales during our peak seasons do not meet our expectations.

Sales of our products are seasonal, concentrated in the fourth calendar quarter, due to the Christmas holiday, and the first calendar quarter, due to Valentine's Day. In anticipation of increased sales activity during these periods, we hire a number of temporary employees to supplement our permanent staff and we increase our inventory levels. If sales during these periods do not meet our expectations, we may not generate sufficient revenue to offset these increased costs and our operating results will suffer.

If we fail to develop and increase awareness of our brand, we will not increase or maintain our customer base or our revenues.

We must develop and increase awareness of the Liberator brand in order to expand our customer base and our revenues. In addition, we may introduce or acquire other brands in the future. We believe that the importance of brand recognition will increase as we expand our product offerings. Many of our customers may not be aware of the variety of products we offer. We intend to substantially increase our expenditures for creating and maintaining brand loyalty and raising awareness of our current and additional product offerings. However, if we fail to advertise and market our products effectively, we may not succeed in maintaining our brands, we will lose customers and our revenues will decline.

Our success in promoting and enhancing the Liberator brand will also depend on our success in providing our customers high-quality products and a high level of customer service. If our customers do not perceive our products to be of high quality, the value of the Liberator brand would be diminished, we will lose customers and our revenues will decline.

Because there are a limited number of suppliers of a key component of our products, we may suffer cost and supply difficulties if we are forced to change suppliers.

A limited number of domestic suppliers currently manufacture the microfiber fabric included in the outer shell of our main product line. This concentration in supply by two domestic manufacturers for this item subjects us to certain economic and production risks that are beyond our control.  The two suppliers are Spectro Coating Corporation and Microfibres, Inc.  To date, we have been able to purchase the required levels of microfiber fabric on an as-needed basis and we believe that these suppliers can meet our expected future demand requirements.  However, should one or both of these suppliers experience any disruptions in their businesses; we may be forced to seek out other sources of supply.  While foreign suppliers of the microfiber fabric are available, cost of goods sold and other costs may increase and order lead times may increase, in the event a change in supplier is necessitated.

We will need to successfully manage our growth for the foreseeable future.

If we experiences significant growth, this growth may place a significant strain on our managerial, operational, financial and other resources. We believe that our performance and success depends in part on our ability to manage our growth effectively. This, in turn, will require ongoing enhancement of our operating, administrative, financial and accounting systems, and the expansion of our work force and the training and management of our personnel. There can be no assurance that we will be able to manage our growth effectively, or that our facilities, systems, procedures or controls will be adequate to support our operations. Our inability to manage our growth effectively could have a material adverse effect on our business, prospects, operating results and financial condition.

We are dependent on key personnel, whose loss may be difficult to replace.

We are highly dependent on the technical and managerial skills of our key employees, including sales, marketing, information systems, financial and executive personnel. Therefore, the success of our business is highly dependent upon our ability to retain existing employees and to identify, hire and retain additional personnel as the need arises.

Currently, we particularly depend upon the efforts and skills of Louis S. Friedman.  Mr. Friedman, one of the founders and current President and Chief Executive Officer of the Company, is the driving force behind our overall direction and our growth.  The loss of services of Mr. Friedman could materially adversely affect our business, financial condition or results of operations.  If Mr. Friedman left the Company’s employ, we might not be able to employ an equally qualified person or persons on suitable terms.

Competition for key personnel is intense and there can be no assurance that we will be able to retain existing personnel or to identify or hire additional qualified personnel as needed.  The need for such personnel is particularly important in light of the anticipated demands of future growth.  Our inability to attract, hire or retain necessary personnel could have a material adverse effect on our business, prospects, operating results and financial condition.

We are controlled by our Chief Executive Officer, whose interests may differ from other stockholders.

Our Series A Convertible Preferred Stock has voting rights that always exceed the voting rights of all the Common Stock holders. The Common Stock has one vote per share and the Series A Convertible Preferred Stock has votes per share equal to the result of the total number of Common Stock outstanding times 1.01 divided by the number of Series A Convertible Preferred Stock outstanding.  100% of the Series A Convertible Preferred Stock is owned by Louis S. Friedman, our Chairman and Chief Executive Officer.  Accordingly, Mr. Friedman owns 71.3 % of the combined voting power of the Common Stock and Series A Convertible Preferred Stock, voting as a single class and will control the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of Mr. Friedman may differ from the interests of the other stockholders.

The market for our products is highly competitive, our products are not necessities and there can be no assurance that we will have sufficient resources to compete successfully.

Although we have unique and proprietary products, the market for adult products and sexual enhancements is extremely competitive and highly fragmented and we believe that competition in this market will intensify. We cannot assure that our existing competitors and potential competitors will not succeed in developing or marketing products that will be more accepted in the marketplace or render our products non-competitive. We sell products that are not required by the vast majority of the general public and, as such, sales of such items are subject to fluctuations in the economy as well as fluctuations in individual preference for sexual wellness products.  Any delay in developing, marketing and releasing new products in accordance with market demand could materially adversely affect our business, operating results and financial condition.

We believe that our ability to compete successfully will depend on a number of factors, including strong market presence directed to our ideal demographics, our pricing policies, our competitors and our suppliers, the timing of introduction of our new products and the products of our competitors; and industry and general economic trends. There can be no assurance that we will have the financial resources, technical expertise or marketing and support capabilities to compete successfully.

We have acquired certain copyrights and trademarks (the “Marks”) and patents and has applied for registration of certain other copyrights, patents, trademarks and service marks (collectively, the “Intellectual Property”), but there can be no assurance that our Marks and our other efforts to protect our rights in our Intellectual Property will prevent duplication or provide a competitive advantage.

If we are unable to obtain or maintain key website addresses, our ability to operate and grow our business may be impaired.

Our website addresses, or domain names, are critical to our business. However, the regulation of domain names is subject to change, and it may be difficult for us to prevent third parties from acquiring domain names that are similar to ours, that infringe our trademarks or that otherwise decrease the value of our brands. If we are unable to obtain or maintain key domain names for the various areas of our business, our ability to operate and grow our business may be impaired.

The loss of our main data center or other parts of our systems and network infrastructure would adversely affect our business.

Our main data center and most of our servers are located at external third-party facilities in Atlanta, Georgia. If our main data center or other parts of our systems and network infrastructure was destroyed by, or suffered significant damage from, an earthquake, fire, flood, or other similar catastrophes, or if our main data center was closed because of natural disaster or the operator having financial difficulties, our business would be adversely affected. Our casualty insurance policies may not adequately compensate us for any losses that may occur due to the occurrence of a natural disaster.

Our internet operations are subject to system failures and interruptions that could hurt our ability to provide customers’ with access to our websites, which could adversely affect our business and results of operations.

The uninterrupted performance of our computer systems is critical to the operation of our websites. Our ability to provide access to our websites and content may be disrupted by power losses, telecommunications failures or break-ins to the facilities housing our servers.  Our customers may become dissatisfied by any disruption or failure of our computer systems that interrupts our ability to provide access to our websites.  Repeated or prolonged system failures could substantially reduce the attractiveness of our websites and/or interfere with commercial transactions, negatively affecting our ability to generate revenue as approximately 45% of our revenues are derived from online sales.  Our websites must accommodate a high volume of traffic and deliver regularly-updated content.  Some of our network infrastructure is not fully redundant, meaning that we do not have back-up infrastructure on site for our entire network, and our disaster recovery planning cannot account for all eventualities.  Our websites have, on occasion, experienced slow response times and network failures.  These types of occurrences in the future could cause our customers’ to perceive our websites as not functioning properly and therefore induce them to abandon our websites.  We are also subject to risks from failures in computer systems other than our own because our customers depend on their own internet service providers in order to access our websites and view our product offerings.  Our revenue could be negatively affected by outages or other difficulties customers experience in accessing our websites due to internet service providers’ system disruptions or similar failures unrelated to our systems.  Any disruption in the ability of customers to access our websites could result in fewer visitors to our websites and reduced sales, which could adversely affect our business and results of operations.  We may not carry sufficient levels of business interruption insurance to compensate us for losses that may occur as a result of any events that cause interruptions in our websites.

In pursuing acquisitions, we may not be successful in identifying appropriate acquisition candidates or consummating acquisitions on favorable or acceptable terms. Furthermore, we may face significant integration issues and may not realize the anticipated benefits of the acquisitions due to integration difficulties or other operating issues.

If appropriate opportunities become available, we may acquire businesses, products or technologies that we believe are strategically advantageous to our business. Transactions of this sort could involve numerous risks, including:

•	unforeseen operating difficulties and expenditures arising from the process of integrating any acquired business, product or technology, including related personnel, and maintaining uniform standards, controls, procedures and policies;
•	diversion of a significant amount of management’s attention from the ongoing development of our business;
•	dilution of existing stockholders’ ownership interests;
•	incurrence of additional debt;
•	exposure to additional operational risks and liabilities, including risks and liabilities arising from the operating history of any acquired businesses;
•	negative effects on reported results of operations from acquisition-related charges and amortization of acquired intangibles;
•	entry into markets and geographic areas where we have limited or no experience;
•	the potential inability to retain and motivate key employees of acquired businesses;
•	adverse effects on our relationships with suppliers and customers; and
•	adverse effects on the existing relationships of any acquired companies, including suppliers and customers.

In addition, we may not be successful in identifying appropriate acquisition candidates or consummating acquisitions on favorable or acceptable terms, or at all.  Failure to effectively manage our growth through acquisitions could adversely affect our growth prospects, business, results of operations and financial condition.

The prices we charge for our products may decline over time, which would reduce our revenues and adversely affect our profitability.

As our products continue to gain consumer acceptance and attract the attention of competitors, we may experience pressure to decrease the prices for our products, which could adversely affect our revenues and gross margin.  If we are unable to sell our products at acceptable prices, or if we fail to develop and offer new products with sufficient profit margins, our revenue growth will slow and our business and financial results will suffer.

Continued imposition of tighter processing restrictions by credit card processing companies and acquiring banks would make it more difficult to generate revenue from our websites.

We rely on third parties to provide credit card processing services allowing us to accept credit card payments from the majority of our customers.  Our business could be disrupted if these companies become unwilling or unable to provide these services to us.  We are also subject to the operating rules, certification requirements and rules governing electronic funds transfers imposed by the payment card industry seeking to protect credit cards issuers, which could change or be reinterpreted to make it difficult or impossible for us to comply with such rules or requirements.  If we fail to comply, we may be subject to fines and higher transaction fees and lose our ability to accept credit card payments from our customers, and our business and operating results would be adversely affected.  Our ability to accept credit cards as a form of payment for our online products sales could also be restricted or denied for a number of other reasons, including but not limited to:

•	if we experience excessive charge backs and/or credits;
•	if we experience excessive fraud ratios;
•	if there is an adverse change in policy of the acquiring banks and/or card associations with respect to the processing of credit card charges for sexual wellness products;
•	an increase in the number of European and U.S. banks that will not accept accounts selling sexual wellness products;
•	if there is a breach of our security resulting in the theft of credit card data;
•	continued tightening of credit card association chargeback regulations in international commerce; and
•	association requirements for new technologies that consumers are less likely to use.

Our ability to keep pace with technological developments is uncertain.

Our failure to respond in a timely and effective manner to new and evolving technologies could harm our business, financial condition and operating results.

The internet industry is characterized by rapidly changing technology, evolving industry standards, changes in consumer needs and frequent new service and product introductions.  Our business, financial condition and operating results will depend, in part, on our ability to develop the technical expertise to address these rapid changes and to use leading technologies effectively.  We may experience difficulties that could delay or prevent the successful development, introduction or implementation of new features used to promote our products.

Further, if the new technologies on which we intend to focus our investments fail to achieve acceptance in the marketplace or our technology does not work and requires significant cost to replace or fix, our competitive position could be adversely affected, which could cause a reduction in our revenue and earnings.  Further, after incurring substantial costs, one or more of the technologies under development could become obsolete prior to its introduction.

To access technologies and provide products that are necessary for us to remain competitive, we may make future acquisitions and investments and may enter into strategic partnerships with other companies.  Such investments may require a commitment of significant capital and human and other resources.  The value of such acquisitions, investments and partnerships and the technology accessed may be highly speculative.  Arrangements with third parties can lead to contractual and other disputes and dependence on the development and delivery of necessary technology on third parties that we may not be able to control or influence.  These relationships may commit us to technologies that are rendered obsolete by other developments or preclude the pursuit of other technologies which may prove to be superior.

Our business, financial condition and results of operations could be adversely affected if we fail to provide adequate security to protect our customers’ data and our systems.

Online security breaches could adversely affect our business, financial condition and results of operations.  Any well-publicized compromise of security could deter use of the internet in general or use of the internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials. In offering online payment services, we may increasingly rely on technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers.  Advances in computer capabilities, new discoveries in the field of cryptography or other developments could compromise or breach the algorithms that we use to protect our customers’ transaction data.  If third parties are able to penetrate our network security or otherwise misappropriate confidential information, we could be subject to liability, which could result in litigation.  In addition, experienced programmers or “hackers” may attempt to misappropriate proprietary information or cause interruptions in our services that could require us to expend significant capital and resources to protect against or remediate these problems.

Our business is exposed to risks associated with online commerce security and credit card fraud.

Consumer concerns over the security of transactions conducted on the internet or the privacy of users may inhibit the growth of the internet and online commerce.  To transmit confidential information such as customer credit card numbers securely, we rely on encryption and authentication technology.  Unanticipated events or developments could result in a compromise or breach of the systems we use to protect customer transaction data.  Furthermore, our servers may also be vulnerable to viruses and other attacks transmitted via the internet.  While we proactively check for intrusions into our infrastructure, a new and undetected virus could cause a service disruption.  Under current credit card practices, we may be held liable for fraudulent credit card transactions and other payment disputes with customers.  A failure to control fraudulent credit card transactions adequately would adversely affect our business.

We may not be able to protect and enforce our intellectual property rights.

We believe that our Marks, particularly the “Liberator,” “Wedge,” “Ramp,” “Cube,” “Stage,” “Esse,” “Zeppelin,” “Jaxx,” “Explore More,” “Bedroom Adventure Gear,” and the Liberator logo, and other proprietary rights are critical to our success, potential growth and competitive position.  Our inability or failure to protect or enforce these trademarks and other proprietary rights could materially adversely affect our business.  Accordingly, we devote substantial resources to the establishment, protection and enforcement of our trademarks and other proprietary rights.  Our actions to establish, protect, and enforce our marks and other proprietary rights may not prevent imitation of our products or brands or control piracy by others or prevent others from claiming violations of their trademarks and other proprietary rights by us.  There are factors outside of our control that pose a threat to our intellectual property rights.  For example, effective intellectual property protection may not be available in every country in which our products are distributed or made available through the internet.

Intellectual property litigation could expose us to significant costs and liabilities and thus negatively affect our business, financial condition and results of operations.

Although not currently, we have in the past been subject to claims of infringement or other violations of intellectual property rights.  Intellectual property claims are generally time-consuming and expensive to litigate or settle.  To the extent that any future claims against us are successful, we may have to pay monetary damages or discontinue sales of any of our products that are found to be in violation of another party’s rights.  Successful claims against us could also result in us having to seek a license to continue sales of such products, which may significantly increase our operating burden and expenses, potentially resulting in a negative effect on our business, financial condition and results of operations.

Because of the adult nature of our products, companies providing products and services on which we rely may refuse to do business with us.

Many companies that provide products and services we need are concerned that associating with a company in our industry will somehow hurt their reputation.  As a result of these concerns, these companies may be reluctant to enter into or continue business relationships with us. For example, some credit card companies have declined to be affiliated with us.  This has caused us, in some cases, to seek out and establish business relationships with other providers of the services we need to operate our business.  There can be no assurance however, that we will be able to maintain our existing business relationships with the companies that currently provide us with services and products.  Our inability to maintain such business relationships, or to find replacement service providers, would materially adversely affect our business, financial condition and results of operations.  We could be forced to enter into business arrangements on terms less favorable to us than we might otherwise obtain, which could lead to our doing business with less competitive terms, higher transaction costs and more inefficient operations than if we were able to maintain such business relationships or find replacement service providers.

Workplace and other restrictions on access to the internet may limit user traffic on our websites.

Many offices, businesses, libraries and educational institutions restrict employee and student access to the internet or to certain types of websites, including websites containing sexual wellness content.  Since much of our revenue is dependent on customer traffic to our websites, an increase in these types of restrictions, or other similar policies, could harm our business, financial condition and operating results.  In addition, access to our websites outside the U.S. may be restricted by governmental authorities or internet service providers.  If these restrictions become more prevalent, our growth could be hindered.

If one or more states or countries successfully assert that we should collect sales or other taxes on the online sales of goods, our expenses will increase, resulting in lower margins.

In the United States, federal and state tax authorities are currently exploring the appropriate tax treatment of companies engaged in e-commerce and new state tax regulations may subject us to additional state sales and income taxes, which could increase our expenses and decrease our profit margins.  The application of indirect taxes (such as sales and use tax, value added tax, goods and services tax, business tax and gross receipt tax) to e-commerce businesses such as ours and to our customers is a complex and evolving issue.  Many of the statutes and regulations that impose these taxes were established before the growth in internet technology and e-commerce.  In many cases, it is not clear how existing statutes apply to the internet or e-commerce or communications conducted over the internet.  In addition, some jurisdictions have implemented or may implement laws specifically addressing the internet or some aspect of e-commerce or communications on the internet. The application of existing or future laws could have adverse effects on our business.

Under current law, as outlined in the U.S. Supreme Court’s decision in Quill Corp. v. North Dakota, 504 U.S. 298 (1992), a seller with substantial nexus (usually defined as physical presence) in its customer’s state is required to collect state (and local) sales tax on sales arranged over the internet (or by telephone, mail order, or other means).  In contrast, an out-of-state seller without substantial nexus in the customer’s state is not required to collect the sales tax.  The U.S. federal government’s moratorium on states and other local authorities imposing new taxes on internet access or multiple or discriminatory taxes on internet commerce is scheduled to expire in October 31, 2014.  This moratorium, however, does not prohibit the possibility that U.S. Congress will be willing to grant state or local authorities the authority to require remote (out-of-state) sellers to collect sales and use taxes on interstate sales of goods over the internet.  Several proposals to that extent have been made at the U.S. federal, state and local levels (for example, the Streamlined Sales and the Use Tax initiative).  These proposals, if adopted, would likely result in our having to charge state sales tax to some or all of our customers in connection with the sale of our products, which would harm our business if the added cost deterred customers from visiting our websites and could substantially impair the growth of our e-commerce opportunities and diminish our ability to derive financial benefit from our activities.

We presently do not intend to pay cash dividends on our common stock.

We have never declared or paid any cash dividends or distributions on our capital stock.  We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

 The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant.  There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

The price of the Common Shares may be volatile.

In the event a public market does develop for the common shares, market prices will be influenced by many factors, and will be subject to significant fluctuation in response to variations in operating results and other factors such as investor perceptions, supply and demand of the common shares, interest rates, general economic conditions, and those economic conditions specific to the industry, and developments with regard to our activities, future financial condition and management.

 Our ability to generate the cash we need depends on many events beyond our control, and we may have to raise additional capital on terms unfavorable to our shareholders to pursue our business plan.

The actual amount of capital required to fund our operations and development may vary materially from our estimates.  To obtain additional funding in the future, we may have to sell assets, seek debt financing or obtain additional equity capital.  If we raise funds by selling more shares of our common stock, your ownership percentage in us will be diluted, and we may grant future investors rights superior to those of the Common Shares that you are purchasing.  If we are unable to obtain additional capital when needed, we may have to delay, modify or abandon some of our expansion plans.  This could slow our growth, negatively affect our ability to compete in the marketplace and adversely affect our financial condition.

We may incur substantial debt in the future that may impair our financial and operating flexibility.

If our business plans and cost estimates are inaccurate and our operations require additional cash or if we deviate from our current plans, we could be required to seek debt financing for particular projects or for ongoing operational needs.  This indebtedness could harm our business if we are unable to obtain additional financing on reasonable terms.  In addition, any indebtedness we incur in the future could subject us to restrictive covenants limiting our flexibility in planning for, or reacting to changes in, our business.  If we do not comply with such covenants, our lenders could accelerate repayment of our debt or restrict our access to further borrowings, which in turn could restrict our operating flexibility and endanger our ability to continue operations.

The availability of shares for sale in the future could reduce the market price of our common stock.

In the future, we may issue additional securities to raise cash for acquisitions.  We may also pay for interests in additional subsidiary companies by using a combination of cash and shares of our common stock or just shares of our common stock.  We may also issue securities convertible into shares of our common stock.  Any of these events may dilute shareholders’ ownership interests in our company and have an adverse impact on the price of our common stock. In addition, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock.  This could also impair our ability to raise additional capital through the sale of our securities.

Our stock prices may be highly volatile, and this volatility may depress the price of our common stock.

The stock market has experienced significant price and volume fluctuations, and the market prices of early stage companies have been highly volatile.  We believe that various factors may cause the market price of our common stock to fluctuate, perhaps substantially, including, among others, the following:

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new technologies or patents;
•	failure to complete significant transactions;
•	developments or disputes concerning our patents;
•	developments in relationships with licensees;
•	variations in our quarter operating results;
•	our failure to meet or exceed securities analysts’ expectations of our financial results;
•	changes in management’s or securities analysts’ estimates of our financial performance; and
•	changes in market valuations of similar companies.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud.  As a public company, we will have significant additional requirements for enhanced financial reporting and internal controls. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting.  We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth.  If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for our common stock.

We are subject to the periodic reporting requirements of the Exchange Act, which will require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs will reduce or might eliminate our profitability.

We are required to file periodic reports with the SEC pursuant to the Exchange Act and the rules and regulations promulgated there under.  To comply with these requirements, our independent registered auditors will have to review our quarterly financial statements and audit our annual financial statements.  Moreover, our legal counsel will have to review and assist in the preparation of such reports.  The costs charged by these professionals for such services cannot be accurately predicted at this time, because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major affect on the amount of time to be spent by our auditors and attorneys.  However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit.

Our Common Stock is classified as a “penny stock” as the term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00.  Our Common Stock will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

We will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks.  These disclosure requirements may cause a reduction in the trading activity of our Common Stock, which in all likelihood would make it difficult for our stockholders to sell their securities.

Rule 3a51-1 of the Securities Exchange Act of 1934 establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future.  This classification severely and adversely affects any market liquidity for our Common Stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.  In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•	the basis on which the broker or dealer made the suitability determination, and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling shareholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market.  These additional sales practice and disclosure requirements could impede the sale of our common stock, if and when our common stock becomes publicly traded. In addition, the liquidity for our common stock may decrease, with a corresponding decrease in the price of our common stock.  Our Common Stock, in all probability, will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus for Liberator, Inc. (“Liberator” the “Company” ”we” “our” or “us”) may contain forward-looking statements, which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as "expects," "anticipates," "intends," "plan," "believes," "predicts", "estimates" or similar expressions. In addition, any statement concerning future financial performance, ongoing business strategies or prospects and possible future actions are also forward-looking statements. Forward-looking statements are based upon current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning the Company, the performance of the industry in which they do business and economic and market factors, among other things. These forward-looking statements are not guarantees of future performance.

Forward-looking statements speak only as of the date of this report, presentation or filing in which they are made. Except to the extent required by federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our forward-looking statements in this report include, but are not limited to:

•	Statements relating to our business strategy;

•	Statements relating to our business objectives; and

•	Expectations concerning future operations, profitability, liquidity and financial resources.

These forward-looking statements are subject to risk, uncertainties and assumptions about us and our operations that are subject to change based on various important factors, some of which are beyond our control. The following factors, among others, could cause our financial performance to differ significantly from the goals, plans, objectives, intentions and expectations expressed in our forward-looking statements:

•	competition from other sexual wellness retailers and adult-oriented websites;

•	our ability to extend, renew or refinance our existing debt;

•	our ability to generate significant sales revenue from magazine, internet and radio advertising;

•	our plan to make continued investments in advertising and marketing;

•	our ability to maintain our brands;

•	unfavorable economic and market conditions and the impact on our leveraged financial position;

•	our reliance on credit cards as a form of payment;

•	our ability to keep up with new technologies and remain competitive;

•	our ability to continue as a going concern;

•	our history of operating losses and the risk of incurring additional losses in the future;

•	security breaches may cause harm to our systems;

•	supply interruptions from raw material vendors:

•	our ability to improve manufacturing efficiency at our production facility;

•	trends in raw material costs and other costs both in the industry and specific to the Company;

•	our ability to enforce and protect our intellectual property rights;

•	we may be subject to claims that we have violated the intellectual property rights of others;

•	the loss of our main data center or other parts of our infrastructure;

•	systems failures and interruptions in our ability to provide access to our websites and content;

•	companies providing products and services on which we rely may refuse to do business with us;

•	changes in government laws affecting our business;

•	we may not be successful in integrating any acquisitions we make;

•	our dependence on the experience and competence of our executive officers and other key employees;

•	restrictions to access on the internet affecting traffic to our websites;

•	risks associated with currency fluctuations;

•	anticipated worsening US deficit and a rise in inflation in coming years that would put further stress on consumer spending;

•	management’s goals and plans for future operations;

•	risks associated with litigation and legal proceedings; and

•	other risks or uncertainties described elsewhere in this report and in other periodic reports previously and subsequently filed by the Company with the Securities and Exchange Commission.

USE OF PROCEEDS

We will not receive any proceeds upon the sale of shares by the selling security holders.

LIBERATOR, INC.

2009 STOCK OPTION PLAN

This 2009 Stock Option Plan (the "Plan") is intended to promote the interests of Liberator, Inc., a Florida corporation (the "Corporation"), by providing (i) key employees (including officers) of the Corporation (or its subsidiary corporations) and (ii) consultants and other independent contractors who provide valuable services to the Corporation (or its subsidiary corporations) with the opportunity to acquire, or increase their proprietary interest in the Corporation as an incentive for them to join or remain in the service of the Corporation (or its subsidiary corporations).

The Plan was approved by a majority vote of the shareholders on October 19 and 20, 2009 and became effective upon the filing of a definitive Information Statement on Form 14C on January 18, 2011.

The following provisions shall be applicable in determining the subsidiary corporations of the Corporation:

Each corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation shall be considered to be a subsidiary of the Corporation, provided each such corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in any other corporation in such chain.

Administration of the Plan

Except as otherwise determined by the Board, the Plan shall be administered by the Board of Directors or by the Stock Option and Compensation Committee of the Board ("Committee") or other  named Committee of the Board designated by the Board of Directors subject to the requirements of 1934 Act Rule 16b-3:

        (i)    The Committee of three (3) or more non-employee Board members shall be appointed by the Board to administer the Plan. No Board member is eligible to serve on the Committee unless such person qualifies as a "Non-Employee Director" as permitted by 1934 Act Rule 16b-3.

        (ii)   Members of the Committee serve for such term as the Board may determine and are subject to removal by the Board at any time.

The Committee by majority action thereof has the power and authority (subject to the express provisions of the Plan) to establish such rules and regulations as it may deem appropriate for the proper administration of the Plan and to make such determinations under, and issue such interpretations of, the provisions of the Plan and any outstanding option grants thereunder as it may deem necessary or advisable. All decisions of the Committee within the scope of its administrative functions under the Plan are final and binding on all parties.

Service on the Committee is service as a Board member, and members of the Committee are entitled to full indemnification and reimbursement as Board members for their service on the Committee. No member of the Committee is liable for any act or omission made in good faith with respect to the Plan or any option grant under the Plan.

Eligibility

The persons eligible to participate in the Plan ("Optionees") are as follows:

        (i)    officers and other employees of the Corporation (or its subsidiary corporations) who render services which contribute to the management, growth and financial success of the Corporation (or its subsidiary corporations); and

        (ii)   those consultants or other independent contractors who provide valuable services to the Corporation (or its subsidiary corporations).

Non-employee Board members are not eligible to participate in the Plan.

The Committee by majority action thereof has the power and authority to determine which eligible persons are to receive option grants, the number of shares to be covered by each such grant, the status of the granted option as either an incentive stock option ("Incentive Option") which satisfies the requirements of Section 422 of the Internal Revenue Code or a non-qualified option not intended to meet such requirements, the time or times at which each granted option is to become exercisable, the maximum term for which the Option may remain outstanding and the terms and provisions of the Stock Option Agreement evidencing the Option.

Stock Subject to the Plan

Shares of the Corporation's common stock available for issuance under the Plan shall be drawn from either the Corporation's authorized but unissued shares of common stock or from reacquired shares of common stock, including shares repurchased by the Corporation on the open market. The maximum number of shares of common stock which may be issued over the term of the Plan shall not exceed five million (5,000,000) shares, subject to adjustment from time to time in accordance with the provisions of this Section IV.

If one or more outstanding options under this Plan expire or terminate for any reason prior to exercise in full then the shares subject to the portion of each option not so exercised shall be available for subsequent option grant under the Plan. All share issuances under the Plan reduce on a share-for-share basis the number of shares of common stock available for subsequent option grants under the Plan. In addition, if the exercise price of an outstanding option under the Plan is paid with shares of common stock or shares of common stock otherwise issuable under the Plan are withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an outstanding option under the Plan, then the number of shares of common stock available for issuance under the Plan is reduced by the gross number of shares for which the option is exercised, and not by the net number of shares of common stock actually issued to the option holder.

If any change is made to the common stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding common stock as a class without the Corporation's receipt of consideration, then appropriate adjustments shall be made to (i) the maximum number and/or class of stock issuable under the Plan and (ii) the number and/or class of stock and price per share in effect under each option outstanding under the Plan. Such adjustments to the outstanding options are to be effected in a manner which precludes the enlargement or dilution of rights and benefits under such options. Such adjustments made by the Committee are final, binding and conclusive.

Terms and Conditions of Options

Options under the Plan are granted by action of the Committee and may, at the Committee's discretion, be either Incentive Options or non-qualified options. Persons who are not Employees of the Corporation may only be granted non-qualified options. Each granted option shall be evidenced by a Stock Option Agreement in the form approved by the Committee; provided, however, that each such agreement complies with the terms and conditions specified herein. Each Stock Option Agreement evidencing an Incentive Option shall, in addition, be subject to the applicable provisions of Section VI hereof.

A. Option Price

1. The option price per share is determined by the Committee in accordance with the following provisions:

        (i)    The option price per share of the common stock subject to an Incentive Option must in no event be less than one hundred percent (100%) of the Market Value of such common stock on the grant date.

        (ii)   The option price per share of the common stock subject to a non-qualified stock option is the amount determined by the Committee at the time of grant and may be less than, equal to or more than the Market Value of such common stock on the grant date.

2. The option price is immediately due upon exercise of the option and payable in one of the alternative forms specified below;

        (i)    full payment in cash or check made payable to the Corporation's order:

        (ii)   full payment in shares of common stock held for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Market Value on the Exercise Date;

        (iii)  full payment in a combination of shares of common stock held for the requisite period necessary to avoid a charge to the Corporation's reported earnings and valued at Market Value on the Exercise Date and cash or check payable to the Corporation's order; or

        (iv)  full payment through a broker-dealer sale and remittance procedure pursuant to which the Optionee (a) provides irrevocable written instructions to a designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate option price payable for the purchased shares plus all applicable Federal and State income and employment taxes required to be withheld by the Corporation in connection with such purchase and (b) provides written directives to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

        For purposes of this subparagraph 2, the Exercise Date is the date on which written notice of the option exercise is delivered to the Corporation. Except to the extent the sale and remittance procedure is utilized in connection with the exercise of the option, payment of the option price for the purchased shares must accompany such notice.

B. Term and Exercise of Options

 Each option granted hereunder is exercisable at such time or times, and excluding all specified vesting periods during the specified term period, and for such number of shares as is determined by the Committee and set forth in the Stock Option Agreement evidencing such option. No granted option shall, however, have a term in excess of ten (10) years. Subject to Paragraph E of this Section V, during the lifetime of the Optionee, the option is exercisable only by the Optionee and shall not be assignable or transferable other than by transfer of the option effected by will or by the laws of descent and distribution following the Optionee's death, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employment Retirement Income Security Act, or the rules thereunder.

C. Termination of Service

1. If the Optionee ceases Service while holding one or more options hereunder, each such option will not remain exercisable beyond the limited post-Service exercise period specified by the Committee in the Stock Option Agreement evidencing the grant, unless the Committee otherwise extends such period in accordance with subparagraph C.5 below.

2. During the post-Service exercise period, the option may not be exercised for more than the number of option shares (if any) in which the Optionee is vested at the time of cessation of Service. Upon the expiration of such post-Service exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding. In any case, each option terminates and ceases to be outstanding, at the time of the Optionee's cessation of Service with respect to any option shares for which such option is not otherwise at the time exercisable.

3. If the Optionee dies while holding one or more outstanding options hereunder, each such option may be exercised, subject to the limitations of subparagraph 2 above, by the personal representative of the Optionee's estate or by the person or persons to whom the option is transferred pursuant to the Optionee's will or the laws of descent and distribution or as otherwise permitted herein.

4. If (i) the Optionee's Service is terminated for misconduct (including, but not limited to, any act of dishonesty, willful misconduct, fraud or embezzlement) or (ii) the Optionee makes any unauthorized use or disclosure of confidential information or trade secrets of the Corporation or its subsidiaries, then in any such event all outstanding options held by the Optionee hereunder terminate immediately and cease to be outstanding.

5. Except as otherwise determined by the Board the Committee has full power and authority to extend the period of time for which the option is to remain exercisable following the Optionee's cessation of Service or death from the limited period specified in the instrument evidencing such grant to such greater period of time as the Committee deems appropriate under the circumstances. In no event, however, shall such option be exercisable after the specified expiration date of the option term.

6. The Committee has complete discretion, exercisable either at the time the option is granted or at any time the option remains outstanding, to permit one or more options granted hereunder to be exercised not only for the number of shares for which each such option is exercisable at the time of the Optionee's cessation of Service but also for one or more subsequent installments of purchasable shares for which the option would otherwise have become exercisable had such cessation of Service not occurred.

D. Stockholder Rights

An Optionee has none of the rights of a stockholder with respect to any option shares until such person or its nominee, guardian or legal representative has exercised the option and paid the option price for the purchased shares.

E. Assignment; Limited Transferability of Stock Options

 No option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will, by the laws of decent and distribution or by a qualified domestic relations order as provided in Section V, Paragraph B. Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of the options granted to be on terms that permit transfer to:

        i)     the spouse, children or grandchildren of the Optionee ("Immediate Family Members");

        ii)    a trust or trusts for the exclusive benefit of such Immediate Family Members, or;

        iii)   a partnership in which such Immediate Family Members are the only partners, provided that:

        (A)  there may be no consideration for any such transfer;

        (B)  the Stock Option Agreement pursuant to which such Options are granted expressly provides for transferability in a manner consistent with this Section V, Paragraph E; and

        (C)  subsequent transfers of transferred Options shall be prohibited except those in accordance with this Section V, Paragraph E.

Following transfer, any such options continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of this Section V, Paragraph E the term Optionee shall be deemed to refer to the transferee. The provisions of the option relating to the period of exercisability and expiration of the Option continue to apply with respect to the original Optionee, and the Options exercisable or received by the transferee only to the extent, and for the periods, set forth in said option.

Incentive Options

The terms and conditions specified in this Section VI are applicable to all Incentive Options granted hereunder. The Stock Option Agreement relating to Incentive Options must be in accordance with Section 422(b) of the Internal Revenue Code or a succession Section thereof. Incentive Options may only be granted to persons who are Employees of the Corporation. Options which are specifically designated as "non-qualified" options when issued under the Plan are not subject to this Section VI.

A. Dollar Limitation. The aggregate Market Value (determined as of the respective date of dates of grant of the common stock for which one or more options granted to any Employee under this Plan (or any other option Plan of the Corporation or its subsidiary corporations) may for the first time become exercisable as incentive stock options under the Federal tax laws during any one calendar year shall not exceed the sum of One Hundred Thousand dollars ($100,000). To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as incentive stock options under the federal tax laws shall be applied on the basis of the order in which such options are granted. If the shares of common stock for which any Incentive Option first becomes exercisable in any calendar year exceed the applicable one hundred thousand dollar ($100,000) limitation, then the option may nevertheless be exercised in that calendar year for the excess number of shares as a non-qualified option under the Federal tax laws.

B. 10% Stockholder. If any person to whom an Incentive Option is granted is the owner of stock (as determined under Section 424(d) of the Internal Revenue Code) possessing ten percent (10%) or more of the total combined voting power of all classes of stock of the corporation, the option price per share must not be less than one hundred and ten percent (110%) of the market value per share of common stock on the grant date, and the option term must not exceed five (5) years, measured from the grant date.

Except as modified by the preceding provisions of this Section VI, the provisions of the Plan apply to all Incentive Options granted hereunder.

Corporate Transactions/Changes in Control

Each option outstanding at the time of a Corporate Transaction automatically accelerates so that each such option shall, immediately prior to the specified effective date for such Corporate Transaction, become fully exercisable with respect to the total number of shares of common stock at the time subject to such option and may be exercised for all or any portion of such shares. However, an outstanding option does not so accelerate if and to the extent: (i) such option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof, (ii) such option is to be replaced with a cash incentive program of the successor corporation which preserves the option spread existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same exercise schedule applicable to such option, or (iii) the acceleration of such option is subject to other limitations imposed by the Committee, at the time of the option grant. The determination of option comparability by the Committee under clause (i) above is final, binding and conclusive. The Committee also has full power and authority to grant options under the Plan which are to automatically accelerate in whole or in part immediately prior to the Corporate Transaction or upon the subsequent termination of the Optionee's Service, whether or not those options are otherwise to be assumed or replaced in connection with the consummation of such Corporate Transaction.

Upon the consummation of the Corporate Transaction, all outstanding options shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation or its parent company.

Each outstanding option which is assumed in connection with the Corporate Transaction or is otherwise to continue in effect shall be appropriately adjusted, immediately after such Corporate Transaction, to apply and pertain to the number and class of stock which would have been issued to the option holder, in consummation of such Corporate Transaction, had such person exercised the option immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the Option price payable per share, provided the aggregate option price payable for such stock shall remain the same. In addition, the class and number of stock available for issuance under the Plan following the consummation of the Corporate Transaction shall be appropriately adjusted.

The grant of options shall in no way affects the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

Except as otherwise determined by the Board, the Committee has the discretionary authority, exercisable either in advance of any actually-anticipated Change in Control or at the time of an actual Change in Control, to provide for the automatic acceleration of one or more outstanding options upon the occurrence of the Change in Control and to condition any such option acceleration upon the subsequent termination of the Optionee's Service within a specified period following the Change in Control.

Any options accelerated in connection with the Change in Control remain fully exercisable until the expiration of the option term.

The exercisability as incentive stock options under the Federal tax laws of any options accelerated under this Section VII in connection with a Corporate Transaction or Change in Control remain subject to the dollar limitation of Section VI, Paragraph A.

Cancellation and Regrant of Options

Except as otherwise determined by the Board, the Committee has the authority to effect, at any time and from time to time, with the consent of the affected Optionees, the cancellation of any or all outstanding options hereunder and to grant in substitution new options under the Plan covering the same or different numbers of shares of common stock but with an option price per share based upon the Market Value of the common stock on the new grant date.

Amendment of the Plan and Awards

The Board has complete and exclusive power and authority to amend or modify the Plan in any or all respects, provided that no such amendment or modification shall adversely affect rights and obligations with respect to options at the time outstanding under the Plan, unless the Optionee consents to such amendment. In addition, the Board may not, without the approval of the Corporation's stockholders, amend the Plan to (i) materially increase the maximum number of shares issuable under the Plan, except for permissible adjustments under Section IV Paragraph C, (ii) materially modify the eligibility requirements for the Plan participation or (iii) materially increase the benefits accruing to Optionees.

Summary of Federal Tax Consequences

The following is only a brief summary of the effect of federal income taxation on an optionee under the Plan. Effective July 1, 2006, we adopted FASB ASC Topic 718.  This Statement requires that compensation costs related to share-based payment transactions, such as stock options or restricted stock award, be recognized in the financial statements.  Under ASC Topic 718, an optionee, recipient of a restricted stock award and our company will be subject to certain tax consequences and accounting charges, regardless of the type of option or restricted stock award.

Options granted under the 2009 Plan may be either ISOs which satisfy the requirements of Section 422 of the Internal Revenue Code or NSOs which do not meet such requirements. The federal income tax treatment for the two types of options differs, as summarized below.

●           ISOs. No taxable income is recognized by an optionee at the time of the grant of an ISO, and no taxable income is generally recognized at the time an ISO is exercised. However, the excess of the fair market value of the common stock received upon the exercise of an ISO over the exercise price is includable in the employee’s alternative minimum taxable income and may be subject to the alternative minimum tax (“AMT”). For AMT purposes only, the basis of the common stock received upon exercise of an ISO is increased by the amount of such excess.

An optionee will recognize taxable income in the year in which the purchased shares acquired upon exercise of an ISO are sold or otherwise disposed. For federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. An optionee will make a qualifying disposition of the purchased shares if the sale or disposition is made more than two years after the grant date of the option and more than one year after the exercise date. If an optionee fails to satisfy either of these two holding periods prior to sale or disposition, then a disqualifying disposition of the purchased shares will result.

Upon a qualifying disposition, an optionee will recognize long-term capital gain or loss in an amount equal to the difference between the amount realized upon the sale or other disposition of the purchased shares and the exercise price paid for the shares except that, for AMT purposes, the gain or loss would be the difference between the amount realized upon the sale or other disposition of the purchased shares and the employee’s basis increased as described above. If there is a disqualifying disposition of the shares, then the optionee will generally recognize ordinary income to the extent of the lesser of the difference between the exercise price and (i) the fair market value of the common stock on the date of exercise, or (ii) the amount realized on such disqualifying disposition. Any additional gain recognized upon the disposition will be capital gain. If the amount realized is less than the exercise price, the optionee will, in general, recognize a capital loss. If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, to the extent the optionee recognizes ordinary income. In no other instance will we be allowed a deduction with respect to the optionee’s disposition of the purchased shares.

●           NSOs. No taxable income is recognized by an optionee upon the grant of an NSO. The optionee will in general recognize ordinary income, in the year in which an NSO is exercised, equal to the excess of the fair market value of purchased shares on the date of exercise over the exercise price paid for such shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. Upon a subsequent sale of the purchased shares, the optionee will generally recognize either a capital gain or a capital loss depending on whether the amount realized is more or less than the exercise price. We will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to an exercised NSO. The deduction will in general be allowed for our taxable year in which ordinary income is recognized by the optionee in connection with the acquisition of the option shares.

●           Restricted Stock. Unless the recipient of a restricted stock grant elects to treat such grant as ordinary income at the time the grant is made, the recipient does not recognize taxable income upon the grant of restricted stock. Instead, the recipient will recognize ordinary income at the time of vesting (i.e. when the restrictions on the grant lapse) equal to the fair market value of the restricted shares on the vesting date minus any amount paid for the restricted shares. At the time that the recipient recognizes ordinary income in respect of the restricted stock grant, we would be entitled to a tax deduction for compensation expense equal to the amount of ordinary income recognized by the recipient.

Tax Withholding

The Corporation's obligation to deliver shares of Common Stock upon exercise of stock options or the vesting of shares acquired upon exercise of such options under the Plan is subject to the satisfaction of all applicable Federal, State and local income tax and employment tax withholding requirements.

The Committee may, in its discretion and in accordance with the provisions of this Section X and such supplemental rules as the Committee may from time to time adopt (including the applicable safe-harbor provisions of 1934 Act Rule 16b-3), provide any or all holders of non-qualified options under the Plan with the right to use shares of Common Stock in satisfaction of all or part of the Federal, State and local income tax and employment tax liabilities incurred by such holders in connection with the exercise of their options. Such right may be provided to any such holder in either or both of the following formats:

        (i)    Stock Withholding: The holder of a non-qualified option may be provided with the election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the exercise of such non-qualified option, a portion of those shares with an aggregate Market Value equal to the percentage of the applicable Taxes (up to one hundred (100%)) as specified by such holder.

        (ii)   Stock Delivery: The Committee may, in its discretion, provide the holder of a non-qualified option with the election to deliver to the Corporation, at the time the non-qualified option is exercised, one or more shares of Common Stock already held by such person with an aggregate Market Value (100%) as specified by such person) of the Taxes incurred in connection with such option exercise.

Term of the Plan

The Plan terminates upon the earlier of (i) ten years from the date of approval by stockholders or (ii) the date on which all shares available for issuance under the Plan have been issued or canceled pursuant to the exercise of options granted under the Plan. If the date of termination is determined under clause (i) above, then all option grants and unvested stock issuances outstanding on such date continue to have force and effect in accordance with the provisions of the Stock Option Agreements evidencing such grants or issuances.

Use of Proceeds

Any cash proceeds received by the Corporation from the sale of shares pursuant to option grants under the Plan may be used for general corporate purposes.

Regulatory Approvals

The implementation of the Plan, the granting of any option under the Plan, and the issuance of Common Stock upon the exercise or surrender of the option grants made hereunder is subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it, and the Common Stock issued pursuant to it.

No shares of Common Stock or other assets are to be issued or delivered under the Plan unless and until there is compliance with all applicable requirements of Federal and State securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any securities exchange on which the Common Stock is then listed.

No Employment/Service Rights

Neither the action of the Corporation in establishing the Plan, nor any action taken by the Committee hereunder, nor any provision of the Plan is to be construed so as to grant any person the right to remain in the employ or service of the Corporation (or any subsidiary corporation) for any period of specific duration, and the Corporation (or any subsidiary corporation retaining the services of such person) may terminate such person's employment or service at any time and for any reason, with or without cause.

Miscellaneous Provisions

The right to acquire Common Stock under the Plan may not be assigned, encumbered or otherwise transferred by any Optionee, except as specifically provided in the Plan.

The provisions of the Plan relating to the exercise of options and the vesting of shares shall be governed by the laws of the State of Georgia, as such laws are applied to contracts entered into.

The provisions of the Plan shall inure to the benefit of, and be binding upon, the Corporation and its successors or assigns, whether by Corporate Transaction or otherwise, and the Optionees, the legal representatives of their respective estates, their respective heirs or legatees and their permitted assignees.

Except to the extent that federal laws control, the Plan and all Stock Option Agreements hereunder are to be construed in accordance with and governed by the law of the State of Georgia.

Restrictions Under Securities Laws

The sale of all shares issued under the Plan must be made in compliance with federal and state securities laws.  Our officers, directors and 10% or greater stockholders, as well as certain other persons or parties who may be deemed to be "affiliates" of ours under federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective registration statement, Rule 144 or other applicable exemption.  Our officers, directors and 10% and greater stockholders may also become subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934.

SELLING SECURITY HOLDERS

At March 28, 2012 we had 67,102,647 shares of our common stock are issued and outstanding.  The information under this heading relates to resales of shares covered by this prospectus by persons who are our "affiliates" as that term is defined under federal securities laws.  These persons will be members of our Board of Directors, executive officers and/or employees of our company.  Shares issued pursuant to this prospectus to our affiliates are "control" shares under federal securities laws.

The following table sets forth:

●	the name of each affiliated selling security holder,
●	the amount of common stock owned beneficially, directly or indirectly, by each affiliated selling security holder,
●	the maximum amount of shares to be offered by the affiliated selling security holders pursuant to this prospectus, and
●	the amount of common stock to be owned by each affiliated selling security holder following sale of the shares.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right.  The information as to the number of shares of our common stock owned by each affiliated selling security holder is based upon our books and records and the information provided by our transfer agent.

We may amend or supplement this prospectus from time to time to update the disclosure set forth in the table.  Because the selling security holders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the affiliated selling security holders upon termination of the offering made hereby.  We have therefore assumed, for the purposes of the following table, that the affiliated selling security holders will sell all of the shares owned by them, which are being offered hereby, but will not sell any other shares of our common stock that they presently own.

Persons who receive stock grants under the Plan and are deemed affiliates, may affect sales of shares of common stock covered hereby not in excess of 1% of our outstanding common stock in any three-month period

Grants may be made to affiliates in the future which we are not able to identify at this time.  Before any of our affiliates sell any of his shares received under the Plan, we will supplement this prospectus with the required information regarding the names of the persons selling, the total number of shares owned by these persons and the number of shares proposed to be sold under this prospectus.

Name of selling security holder	Number of shares of Common Stock Beneficially Owned at March 28, 2012 (1)	Number of Shares to be Offered for Resale (2)	Number of shares of Common Stock After Completion of the Offering (3)	Percentage of Class to be Owned After Completion of the Offering

Ronald P. Scott (4)	438,456	200,000	438,456	*
Leslie Vogelman (5)	60,000	270,000	-0-	*
Michael Kane (6)	150,000	600,000	-0-	*
James Blanchard (7)	̶	200,000	-0-	*

____________

*	Less than one percent
(1)	A person is deemed to be the beneficial owner of voting securities that can be acquired by such person within 60 days after March 28, 2012 upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and that are currently exercisable (i.e., that are exercisable within 60 days from March 28, 2012) have been exercised. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.
(2)	Includes both vested and non-vested stock options.
(3)	Includes the aggregate ownership of the Company’s Common Stock assuming all of the shares of Common Stock offered for resale pursuant to their offering have been sold.

(4)	Mr. Scott is our Chief Financial Officer and a member of the Board of Directors. The number of shares of common stock beneficially owned by Mr. Scott includes shares underlying non-qualified options to purchase 438,456 shares of our common stock with an exercise price of $0.228 which are fully vested and expire on October 1, 2012. The number of shares offered by Mr. Scott includes 200,000 shares issuable upon the exercise of options exercisable at $0.16 per share which vest in four equal annual increments beginning December, 2012.

(5)	Ms. Vogelman is our Treasurer. The number of shares beneficially owned by Ms. Vogelman includes:

●	shares underlying vested options to purchase 35,000 shares of our common stock exercisable at $0.25 per share, and
●	shares underlying vested options to purchase 25,000 shares of our common stock exercisable at $0.15 per share.

The number of shares offered by Ms. Vogelman includes:

●	35,000 shares issuable upon the exercise of options exercisable at $0.25 per share which vest in two equal annual increments beginning October, 2012 , and
●	75,000 shares issuable upon the exercise of options exercisable at $0.15 per share which vest in three equal annual increments beginning December, 2012 , and
●	100,000 shares issuable upon the exercise of options exercisable at $0.16 per share which vest in four equal annual increments beginning December, 2012.

(6)            Mr. Kane is our Executive Vice President. The number of shares beneficially owned by Mr. Kane includes:

●	shares underlying vested options to purchase 100,000 shares of our common stock exercisable at $0.25 per share, and
●	shares underlying vested options to purchase 50,000 shares of our common stock exercisable at $0.15 per share.

The number of shares offered by Mr. Kane includes:

●	100,000 shares issuable upon the exercise of options exercisable at $0.25 per share which vest in two equal annual increments beginning October, 2012 , and
●	150,000 shares issuable upon the exercise of options exercisable at $0.15 per share which vest in three equal annual increments beginning December, 2012 , and
●	200,000 shares issuable upon the exercise of options exercisable at $0.16 per share which vest in four equal annual increments beginning December, 2012.

(7)            Mr. Blanchard is our Senior Vice President. The number of shares offered by Mr. Blanchard includes:

●	200,000 shares issuable upon the exercise of options exercisable at $0.16 per share which vest in four equal annual increments beginning December, 2012.

PLAN OF DISTRIBUTION

The information under this heading includes resales of shares covered by this prospectus by persons who are our "affiliates" as that term in defined under federal securities laws.

The shares covered by this prospectus may be resold and distributed from time to time by the selling security holders in one or more transactions, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices.  The selling security holders in connection with sales of securities may pay usual and customary, or specifically negotiated, brokerage fees or commissions.

The selling security holders may sell shares in one or more of the following methods, which may include crosses or block transactions:

●            on the over-the-counter markets on which our shares may be listed or quoted from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, or through brokers, acting as principal or agent;

               ●            in transactions other than on over-the-counter market, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value, subject to rules relating to sales by affiliates; or

               ●            through the writing of options on our shares, whether or not such options are listed on an exchange, or other transactions requiring delivery of our shares, or the delivery of our shares to close out a short position.

 Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders who are affiliates of our company and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act of 1933 for the securities offered, and any profits realized or commission received may be considered underwriting compensation. Information as to whether an underwriter(s) who may be selected by the selling security holders, or any other broker-dealer, is acting as principal or agent for the selling security holders, the compensation to be received by underwriters who may be selected by the selling security holders, or any broker-dealer, acting as principal or agent for the selling security holders and the compensation to be received by other broker-dealers, in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker.

We have advised the selling security holders that, at the time a resale of the shares is made by or on behalf of a selling security holder, a copy of this prospectus is to be delivered.

We have also advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Securities Exchange Act of 1934.  With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security.

Sales of securities by us and the selling security holders or even the potential of these sales may have an adverse effect on the market price for shares of our common stock.

DESCRIPTION OF SECURITIES

General

The following description of our capital stock and provisions of our Articles of Incorporation is a summary thereof and is qualified by reference to our Articles of Incorporation, a copy of which may be obtained upon request. The authorized capital stock of our company consists of 175,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.  At March 28, 2012 there were 67,102,647 shares of our common stock and 4,300,000 shares of our preferred stock issued and outstanding.

Common Stock

As of March 28, 2012, the Company had one shareholder approved plan, the 2009 Stock Option Plan (the “Plan”), under which shares were available for equity based awards. Under the Plan, 5,000,000 shares of common stock are reserved for issuance until the Plan terminates on October 19, 2019.

Under the Plan, eligible employees and certain independent consultants may be granted options to purchase shares of the Company’s common stock.  The shares issuable under the Plan will either be shares of the Company’s authorized but previously unissued common stock or shares reacquired by the Company, including shares purchased on the open market.  As of March 28, 2012, there were 1,992,500 options available for grant under the Plan.

Preferred Stock

Liberator, Inc. (the “Corporation”) is authorized to issue ten million (10,000,000) shares of $0.0001 par value preferred stock, of which 4,300,000 shares are issued and currently outstanding. Preferred stock may be issued by the Board of Directors at such times and with such rights, designations, preferences and other terms, as may be determined by the Board of Directors in its sole discretion, at the time of issuance. The Board of Directors of the Corporation has issued a class of preferred stock, $0.0001 par value and designated such class as “Series A Convertible Preferred Stock” (the “ Series A Convertible Preferred Stock” ) initially consisting of four million three hundred thousand (4,300,000) shares which have the rights, preferences, privileges, and the qualifications, limitations and restrictions as follows:

Each issued and outstanding Series A Convertible Preferred Share is entitled to the number of votes equal to the result of: (i) the number of shares of common stock of the Company (the “Common Shares”) issued and outstanding at the time of such vote multiplied by 1.01; divided by (ii) the total number of Series A Convertible Preferred Shares issued and outstanding at the time of such vote. At each meeting of shareholders of the Company with respect to any and all matters presented to the shareholders of the Company for their action or consideration, including the election of directors, holders of Series A Convertible Preferred Shares shall vote together with the holders of Common Shares as a single class.

Transfer Agent

Our transfer agent is Transfer Online, Inc. 512 SE Salmon Street, Portland, OR 97214, and its telephone number is (503) 227-2950.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Schneider Weinberger LLP, 2200 Corporate Boulevard, N.W., Suite 210, Boca Raton, Florida  33431.

EXPERTS

The balance sheet of Liberator, Inc. as of June 30, 2011 and 2010, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the years then ended, appearing in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission have been audited by Gruber & Company, LLC., independent registered public accounting firm, as set forth in their report thereon and are incorporated by reference in reliance upon the authority of such firm as experts in auditing and accounting.

INDEMNIFICATION

The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of a Florida corporation. Under our articles of incorporation and bylaws, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

•	a breach of the director's duty of loyalty to us or our shareholders;
•	acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;
•	a transaction from which our director received an improper benefit; or
•	an act or omission for which the liability of a director is expressly provided under Florida law.

In addition, our bylaws provide that we must indemnify our officers and directors to the fullest extent permitted by Florida law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors. The effect of Florida law, our articles of incorporation and our bylaws is to require us to indemnify our officers and directors for any claim arising against those persons in their official capacities if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We also maintain an insurance policy under which coverage is provided to our directors and officers to insure against certain liabilities that such persons may incur in their capacities as directors and officers of the company.

To the extent indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or control persons, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act of 1933 and is unenforceable.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.            Incorporation of Documents by Reference.

The documents listed below are incorporated by reference in the registration statement.

Annual Report on Form 10-K for the year ended June 30, 2011,
Quarterly Report on Form 10-Q for the period ended September 30, 2011
Current Report on Form 8-K as filed on October 24, 2011,
Current Report on Form 8-K as filed on October 31, 2011,
Current Report on Form 8-K as filed on November 12, 2011,
Quarterly Report on Form 10-Q for the period ended December 31, 2011,
Current Report on Form 8-K as filed on January 6, 2012,
Current Report on Form 8-K as filed on February 15, 2012,
Current Report on Form 8-K as filed on February 23, 2012,

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents.  Written requests for such copies should be directed to Chief Financial Officer, at 2745 Bankers Industrial Drive, Atlanta, GA 30360, telephone number (770) 246-6400.

Item 4.            Description of Securities.

A description of the registrant's securities is set forth in the prospectus incorporated as a part of this registration statement.

Item 5.            Interests of Named Experts and Counsel.

Not applicable.

Item 6.            Indemnification of Directors and Officers.

The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of a Florida corporation. Under our articles of incorporation and bylaws, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

•	a breach of the director's duty of loyalty to us or our shareholders;
•	acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;
•	a transaction from which our director received an improper benefit; or
•	an act or omission for which the liability of a director is expressly provided under Florida law.

In addition, our bylaws provide that we must indemnify our officers and directors to the fullest extent permitted by Florida law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors. The effect of Florida law, our articles of incorporation and our bylaws is to require us to indemnify our officers and directors for any claim arising against those persons in their official capacities if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We also maintain an insurance policy under which coverage is provided to our directors and officers to insure against certain liabilities that such persons may incur in their capacities as directors and officers of the company.

To the extent indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or control persons, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act of 1933 and is unenforceable.

Item 7.            Exemption From Registration Claimed.

Persons eligible to receive grants under the Plan will have an existing relationship with us and will have access to comprehensive information about us to enable them to make an informed investment decision.  The recipient must express an investment intent and, in the absence of registration under the Securities Act of 1933, consent to the imprinting of a legend on the securities restricting their transferability except in compliance with applicable securities laws.

Item 8.            Exhibits.

Exhibit No.	Description
5.1	Opinion of Schneider Weinberger LLP *
10.1	2009 Stock Option Plan (1)
23.1	Consent of Gruber & Company, LLC.*
23.2	Consent of Schneider Weinberger LLP (included in Exhibit 5.1 hereof)

*	Filed herewith.
(1)	Incorporated by reference to the definitive proxy statement on Schedule 14C as filed with the SEC January 18, 2011.

Item 9.            Undertakings.

The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.           That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

4.           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of an included in the registration statement as of the date it is first used after effectiveness.

The undersigned registration hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on March 28, 2012.

Liberator, Inc.

By: /s/ Ronald P. Scott
Ronald P. Scott Chief Financial Officer, Secretary and Director (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: March 28, 2012	By:	/s/ Louis S. Friedman
Louis S. Friedman President, Chief Executive Officer and Director (Principal Executive Officer)

Date: March 28, 2012	By:	/s/ Ronald P. Scott
Ronald P. Scott Chief Financial Officer, Secretary and Director (Principal Financial and Accounting Officer)